Exhibit 19.1

Insider Trading Policy
Delek US Holdings, Inc.

Version 1
Effective Date: February 12, 2025

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Document Control

Revision	Executive Sponsor	Document Owner	Effective Date:
1	General Counsel	Director, Ethics & Compliance	February 12, 2025
NOTICE: The information contained herein is the confidential property of Delek US and should not be relied upon by other parties.

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DELEK US HOLDINGS, INC.
INSIDER TRADING POLICY
(Adopted on February 12, 2025)

The purchase or sale of Delek US Holdings, Inc.’s (the “Company’s”) securities (collectively referred to in this Insider Trading Policy (this “Policy”) as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s stock, while in possession of material nonpublic information, as well as the disclosure of material nonpublic information to others who then trade in our Company Securities, are prohibited by federal securities laws. Insider trading violations are pursued vigorously by the government and the possible civil and criminal penalties are severe. Federal securities laws may also impose liability on companies and their supervisory personnel if they fail to take reasonable steps to prevent insider trading by company personnel.
The Company has adopted this Policy to help prevent insider trading, to help you avoid the severe consequences associated with violations of the insider trading laws, and to preserve our reputation for integrity and ethical conduct, particularly in relation to the public market for our securities.
1.Scope. This Policy applies to the Company, its subsidiaries, its affiliates and all employees and directors of the Company or its subsidiaries and affiliates. Additional restrictions apply to our directors and certain officers and key employees, as set forth in the Supplemental Insider Trading Policy appended to this Policy. This Policy will also apply to any contractor so designated by a Policy Administrator.
Failure to comply with this Policy may result in disciplinary action up to and including termination from employment.
2.Policy Overview. If you are aware of material nonpublic information relating to the Company, you may not, directly or through family members or other persons or entities, (a) buy, sell or gift Company Securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5- 1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. If you disclose material nonpublic information about the Company to another person who then trades in our Company Securities, you are subject to the same penalties as the person trading, even if you receive no personal benefit. In addition, if you, in the course of working for the Company, learn of material nonpublic information about another company with which we do business, including a customer or supplier, you may not trade in that company’s securities until the information becomes public or is no longer material.
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3.“Material” Information. Information is considered “material” if a reasonable investor would consider it to be important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:
•projections of future earnings or losses or other earnings guidance;
•earnings that are inconsistent with the consensus expectations of the investment community;
•a pending or proposed merger, acquisition, or tender offer;
•a pending or proposed acquisition or disposition of a significant asset;
•the gain or loss of a significant customer or supplier;
•significant litigation or governmental investigation;
•a change in dividend policy, the declaration of a stock split or an offering of securities; or
•a major change in management.
4.When Information is “Public”. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the market (such as by press release or an SEC filing) and the investing public has had adequate time to absorb the information. To avoid the appearance of impropriety, information is generally not considered fully absorbed by the market until the second (2nd) full New York Stock Exchange trading day after the information is released. For example, if the Company makes a material announcement before the stock market opens on Monday, you should not trade in our stock until Wednesday. If the announcement is made after the stock market opens (or closes) on Monday, you should not trade in our stock until Thursday.
The Insider Trading Policy also applies to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in our Company Securities are directed by you or are subject to your influence or control.
5.Stock Option Exercises. This Policy does not prohibit the “exercise and hold” of a stock option (or similar instrument with option-like features) so long as no shares of stock are sold into the market as a result of the transaction. However, this Policy does apply to any exercise of a stock option (or similar instrument with option-like features) if any shares of stock are sold into the market as a result of the transaction (including, without limitation, shares sold to cover the exercise price and/or taxes).
6.Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the
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vesting of any restricted stock units. This Policy does apply, however, if any shares of stock are sold into the market as a result of the satisfaction of any tax withholding requirements.
7.Additional Prohibited Transactions. The Company believes that it is inappropriate for you to engage in speculative transactions in our stock, which are in effect bets on short-term movement in the price of the stock or on a decline in value of the stock. Therefore, you may not engage in short sales of our stock or in transactions involving puts, calls or other similar options to buy or sell our stock.
8.Responsibilities. The persons subject to this Policy are responsible for compliance with this Policy. Questions about this Policy should be directed to the General Counsel or the Director, Ethics & Compliance.
9.Authority. The Company’s General Counsel and any employee so designated by the Company’s General Counsel shall be a Policy Administrator.

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DELEK US HOLDINGS, INC.
SUPPLEMENTAL INSIDER TRADING POLICY
(Adopted on February 12, 2025)

Delek US Holdings, Inc. (the “Company”) has adopted an Insider Trading Policy (the “Insider Trading Policy”) that applies to all employees, directors, and certain designated contractors of the Company, its subsidiaries and its affiliates. The Board of Directors of the Company has adopted this Supplemental Insider Trading Policy (this “Supplemental Policy”), which includes policies and procedures relating to transactions in Company securities by directors, executive officers and designated key employees, including procedures designed to ensure compliance with federal securities laws. Questions about this Supplemental Policy should be directed to a Policy Administrator. Capitalized terms used but not defined in this Supplemental Policy have the meaning given thereto in the Insider Trading Policy.
1.Scope. This Supplemental Policy applies to all directors and executive officers of the Company, as well as certain other employees or contractors designated by a Policy Administrator because they are regularly aware of material nonpublic information about the Company (each a “Covered Person”). This Supplemental Policy also applies to family members or others who reside in the same household of a Covered Person and others whose transactions in Company stock are directed by, or are subject to the influence or control of, a Covered Person.
The Company’s Insider Trading Policy, as supplemented by this Supplemental Policy, applies to all Covered Persons.
2.Blackout Periods. Covered Persons are not permitted to buy or sell Company Securities, other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the U.S. Securities and Exchange Commission (the “SEC”), starting on the fifteenth (15th) calendar day of the last month of a quarter through the first (1st) full New York Stock Exchange trading day following the filing of the Company’s Annual Report on Form 10-K or a Quarterly Report on Form 10-Q for the quarter.
A blackout period will not apply to (i) the “exercise and hold” of any employee stock option (or similar instrument with option-like features), including the use of shares to pay the exercise price or the use of shares subject to an option to satisfy tax withholding requirements, so long as no shares of stock are sold into the market as a result of the transaction; or (ii) the vesting of restricted stock units, including the Company withholding shares to satisfy tax withholding requirements upon the vesting of any restricted stock units, so long as no shares of stock are sold into the market as a result of the transaction. However, a blackout period will apply to any sales of stock as part of (i) a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or (ii) any other market sale for the purpose of satisfying tax withholding requirements.
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An event or development may occur that is material to the Company and is known only to a limited number of Covered Persons. As long as the event or development remains material and nonpublic, any Policy Administrator may establish a blackout that is specific to that event or development and such specific blackout shall be applicable to the Covered Persons designated by any Policy Administrator. The Company may impose a specific blackout by informing the Covered Persons of the existence of a blackout period without disclosing the reason for the blackout. A person who becomes aware of the existence of such a specific blackout should not disclose the existence of the blackout to any other person.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. Any Company Securities held in a margin account as collateral for a loan or pledged as collateral for a loan prior to December 8, 2019, shall not be subject to the prohibition in this paragraph 3.
[Note: Paragraphs 4 - 6 below apply only to Section 16 Filers]
4.Section 16 Reporting Requirements. Directors, certain officers designated by the Board of Directors from time to time and ten percent (10%) or greater beneficial owners of the Company’s stock (collectively, “Section 16 Filers”) are subject to the various filing responsibilities of Section 16 of the Securities Exchange Act of 1934 (“Section 16”). When an individual initially becomes a Section 16 Filer, he or she is required to report to the SEC all Company stock owned at that time by filing a statement on Form 3 within ten (10) days of assuming the position. With limited exceptions, Section 16 Filers must also report to the SEC all changes in beneficial ownership of Company stock, including dispositions that are gifts, by filing a Form 4 by the end of the second business day after the date of the transaction. Some transactions, such as acquisitions that are gifts, are not required to be reported on Form 4, but instead may be reported on Form 5, which is due 45 days after the end of the Company’s fiscal year. A Section 16 Filer must also file a Form 5 to report any transaction that should have been reported during the fiscal year but was not. All Section 16 reports are filed with the SEC electronically and become publicly available immediately.
5.Pre-Clearance. The Company requires pre-clearance of all transactions in Company securities by Section 16 Filers. Such persons shall not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from a Policy Administrator unless an exception described below applies.
The following transactions are exceptions that do not require pre-clearance, so long as no shares of stock are sold into the market as a result of the transaction:
a)Acquisitions of Company Securities as bona fide gifts and inheritances of shares;
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b)An “exercise and hold” of a stock option or similar instrument with option-like features (e.g., a stock appreciation right) which may include a net settlement of a stock option or similar instrument with option-like features by the Company; or
c)The Company withholding shares to satisfy tax withholding requirements upon the vesting of any restricted stock units.
However, it should be noted, that such exempted transactions may still be subject to the two (2) day reporting requirement under Section 16 (i.e., filing a Form 4), even if pre-clearance is not required.
Section 16 Filers should submit requests for pre-clearance at least two (2) business days prior to the proposed transaction date. The Company will then determine whether the transaction may proceed and, if so, assist in complying with applicable Section 16 filing requirements. The Company is under no obligation to approve a transaction submitted for pre-clearance, and pre-clearances may be limited to a specific period of time during which the proposed transaction must be effected.
Section 16 Filers can avoid the pre-clearance requirement by adopting an SEC Rule 10b5-1 trading plan in accordance with applicable SEC rules and applicable Company policies that specifies the dates, prices and amounts of proposed trades, establishes a formula for determining the dates, prices and amounts, or delegates discretion on these matters to an independent third party. In general, 10b5-1 plans may not be adopted during a blackout period and may only be adopted before the person adopting the plan is aware of material nonpublic information. All 10b5 1 plans and any other trading arrangement that (i) specifies the amount of Company securities to be purchased or sold and the price at which and the date on which the Company securities were to be subsequently purchased or sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which the Company securities were to be purchased or sold, or (iii) does not permit the Covered Person to exercise any influence over how, when or whether to effect purchases or sales of Company securities (a “non-Rule 10b5-1 trading arrangement”) shall be submitted to a Policy Administrator for approval at least five (5) business days prior to the proposed effective date of adoption or modification of such 10b5-1 plan or non-Rule 10b5-1 trading arrangement. Transactions pursuant to an approved 10b5-1 plan and non-Rule 10b5-1 trading arrangement are subject to the Form 4 filing requirements, and Section 16 Filers should report them immediately to the Company. All Covered Persons shall notify the Company immediately upon the termination or expiration of a 10b5-1 plan or non-Rule 10b5-1 trading arrangement.
6.Short-Swing Trading. In addition to the prohibited transactions listed in the Insider Trading Policy, it is important to note that Section 16 also requires the Company to recover “shortswing” profits generated directly or indirectly by Section 16 Filers trading in the Company’s stock. All opposite-way purchases and sales, or sales and purchases, of the Company’s stock within a six (6) month period are matched, and any profits must be paid to the Company.
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7.Certification. Each Covered Person must certify his or her understanding of, and intent to comply with, the Insider Trading Policy and this Supplemental Policy by completing their annual Code of Business Conduct and Ethics acknowledgement.
Administration. This Supplemental Policy shall be administered by the Policy Administrator(s), and all determinations or interpretations made by a Policy Administrator shall be final and not subject to further review. Any exceptions to this Supplemental Policy must be authorized in writing by the Chief Executive Officer and a Policy Administrator.
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